SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

CAPITOL CITY BANCSHARES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

CAPITOL CITY BANCSHARES, INC.

562 Lee Street, S.W.

Atlanta, Georgia 30311-0200

May 15, 2005

Dear Shareholder:

On behalf of the Board of Directors, I am pleased to invite you to attend our Annual Meeting of Shareholders to be held on June 28, 2005 in Atlanta, Georgia at the time and place shown in the attached notice. As we do at the meeting every year, in addition to considering the matters described in the proxy statement, we will review our 2004 business results and other matters of interest to our shareholders. The meeting should be interesting and informative.

We hope that you will attend the meeting in person, but even if you plan to do so, we encourage you to please vote your shares ahead of time by using the enclosed proxy card. This will ensure that your Capitol City Bancshares stock will be represented at the meeting. If you attend the meeting and prefer to vote in person, you may do so. The attached proxy statement explains more about proxy voting. Please read it carefully. Every shareholder’s vote is important, whether you own a few shares or many.

We look forward to your participation in the annual meeting process.

Sincerely,

/s/ GEORGE G. ANDREWS
George G. Andrews
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

OF CAPITOL CITY BANCSHARES, INC.

DATE:	June 28, 2005

TIME:	5:00 p.m.

PLACE:	Main Office, Capitol City Bank & Trust, 562 Lee Street, S.W., Atlanta, Georgia 30311

MATTERS TO BE VOTED ON:

PROPOSAL 1: Election of sixteen directors

Any other matter that may be properly brought before the meeting.

Only shareholders of record at the close of business on April 29, 2005 are entitled to notice of and to vote at the meeting on any adjournments thereof.

Your vote is important. Please complete, sign, date and return your proxy card promptly in the enclosed envelope.

By Order of the Board of Directors

/s/ GEORGE G. ANDREWS
George G. Andrews
President and Chief Executive Officer

Atlanta, Georgia

May 15, 2005

CAPITOL CITY BANCSHARES, INC.

562 Lee Street, S.W.

Atlanta, Georgia 30311

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD

June 28, 2005

This proxy statement is furnished to the shareholders of Capitol City Bancshares, Inc. in connection with the solicitation of proxies by its Board of Directors to be voted at the 2005 Annual Meeting of Shareholders and at any adjournments thereof (the “Annual Meeting”). The Annual Meeting will be held on June 28, 2005, at 562 Lee Street, S.W., Atlanta, Georgia, at 5:00 p.m. local time.

This proxy statement and the accompanying proxy card were mailed or given to shareholders on or about May 15, 2005.

As used in this proxy statement, the terms Capitol City Bancshares, Company, we, our, and us all refer to Capitol City Bancshares, Inc. and its subsidiaries.

VOTING

General

The securities which can be voted at the Annual Meeting consist of Capitol City Bancshares’ $1.50 par value common stock (“Capitol City Bancshares Stock”), with each share entitling its owner to one vote on each matter submitted to the stockholders. The record date for determining the holders of Capitol City Bancshares Stock who are entitled to notice of and to vote at the Annual Meeting is April 29, 2005. On the record date, 2,128,352 shares of Capitol City Bancshares Stock were outstanding and eligible to be voted.

Quorum and Vote Required

The presence, in person or by proxy, of a majority of the outstanding shares of Capitol City Bancshares Stock is necessary to constitute a quorum at the Annual Meeting. In determining whether a quorum exists at the Annual Meeting for purposes of all matters to be voted on, all votes “for” or “against” as well as all abstentions (including votes to withhold authority to vote) will be counted.

In voting for the proposal to elect sixteen directors (Proposal No. 1), you may vote in favor of all nominees or withhold your votes as to all or as to specific nominees. The vote required to approve Proposal No. 1 is governed by Georgia law and is a plurality of the votes cast by the holders of shares entitled to vote, provided a quorum is present. Votes withheld and broker non-votes will not be counted and will have no effect.

Our directors and executive officers hold 1,113,920 shares (including options) of the current outstanding common stock of Capitol City Bancshares, Inc., or approximately 45.5% of all outstanding stock (including exercisable options), and we believe that all of those shares will be voted in favor of the proposal.

Proxies

All properly executed proxy cards delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. In voting by proxy with regard to the election of directors, you may vote in favor of all nominees, withhold your votes as to all nominees or withhold your votes as to specific nominees. You should specify your choices on the proxy card. If no specific instructions are given with regard to the matters to be voted upon, the shares represented by a signed proxy card will be voted “for” the proposal listed on the proxy card. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters according to their judgment.

All proxy cards delivered pursuant to this solicitation are revocable at any time before they are voted by giving written notice to our Secretary, Agnes H. Harper, 562 Lee Street, S.W., Atlanta, Georgia 30311, by delivering a later dated proxy card, or by voting in person at the Annual Meeting.

All expenses incurred in connection with the solicitation of proxies will be borne by the Company. Solicitation may take place by mail, telephone, telegram, or personal contact by our directors, officers and regular employees of the Company without additional compensation.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our 2004-2005 Board of Directors consisted of sixteen members, fifteen of whom are non-employee directors. The Company’s Bylaws provide that the Board of Directors shall consist of not less than five nor more than twenty-five persons, with the exact number to be fixed and determined from time to time by resolution of the Board of Directors, or by resolution of the shareholders at any annual or special meeting of shareholders. The Board of Directors has voted that the Board consist of sixteen members for the Company’s ensuing fiscal year. The term of office for directors is one year or until the next Annual Meeting and thereafter until their successors are elected and qualified.

The Board has nominated the following persons for submission to the shareholders for election for a one-year term expiring at the 2006 annual meeting or until their successors are elected and qualified.

The following table lists the name and ages of all directors, nominee directors and executive officers of the Company, indicates all positions and offices with the Company held by each such person, states the term of office as a director or principal officer and the period during which such person has served, and briefly describes the business experience of each director, nominee director or executive officer. There are no arrangements or understandings between such persons and any other person pursuant to which that person was elected as a director or executive officer.

Name	Age	Year Elected	Information About Nominees
George G. Andrews	53	1994	Director; President, Chief Executive Officer and Chief Financial Officer; formerly with Trust Company Bank

Dr. Gloria Campbell D’Hue	57	1994	Director; Physician

J. Al Cochran	74	1994	Director; General Counsel; Attorney-at-Law

Leon Goodrum	63	1994	Chairman; Operator, McDonald’s Restaurant

Agnes H. Harper	59	1995	Director; Secretary; Retired Agent, New York Life Insurance Company

Charles W. Harrison	73	1994	Director; Insurance Executive, Harrison Insurance Agency

Robert A. Holmes	61	1995	Director; University Administrator; Clark Atlanta University

Moses M. Jones	54	1995	Director; Physician

Marian S. Jordan	59	1995	Director; Teacher, Atlanta Board of Education and Parents’ Choice Day Care

Kaneta R. Lott	54	1994	Director; Dentist, Childrens Dentistry, P.C.

Donald F. Marshall	77	1994	Director; Retired Dentist

George C. Miller, Jr.	56	1995	Director; President, Spectrum Consulting Associates, Inc.

Elvin R. Mitchell, Sr.	91	1995	Director; Contractor; E. R. Mitchell Construction Company

Roy W. Sweat	77	1995	Director; Chiropractor

William Thomas	60	1995	Director; President, Thomas Cleaning Service, Inc.

Cordy T. Vivian	79	1995	Director; President, Basic, Inc.

Each of the nominees is currently a director of the Company, and has been nominated by the Board to serve an additional term.

The Board of Directors unanimously recommends that you vote “FOR” the proposal to elect the sixteen nominees named above.

Each of the nominees has consented to serve if elected. If any nominee should be unavailable to serve for any reason, the Board may designate a substitute nominee (in which event the persons named as proxies will vote the shares represented by all valid proxy cards for the election of such substitute nominee), allow the vacancy to remain open until a suitable candidate is located, or reduce the number of directors.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

Information as of December 31, 2004 about each of the Directors and Officers of the Company is set forth in the table beginning on page 3.

Leon Goodrum, George G. Andrews, Agnes Harper and George Miller are the only executive officers of Capitol City Bancshares and were previously reported as nominees for election as directors.

J. Al Cochran serves as a director of Independence State Bank of Powder Springs, Georgia, and Efficiency Lodge, Inc., companies with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or subject to the requirement of Section 15(d) of such Act or any company registered as an investment company under the Investment Company of 1940.

Other than Mr. Cochran, no other director, executive officer, or nominee for such positions held directorships in any reporting company other than the Company during 2004.

There are no family relationships among directors, executive officers, or persons nominated or chosen by the Company to become directors or executive officers. The Company and the Bank do not separately compensate their directors except for customary attendance-based compensation for each monthly Board meeting of $350.00.

DESCRIPTION OF BUSINESS

On April 14, 1998, Capitol City Bancshares, Inc. ( the “Company”) was incorporated under the laws of the State of Georgia for the purpose of serving as a bank holding company for Capitol City Bank and Trust Company (the “Bank”).

The Company’s common stock was initially authorized and issued in connection with the acquisition of 100% of the stock of the Bank, a wholly-owned subsidiary of the Company, on December 22, 1998.

In connection with that acquisition, the Company filed a Registration Statement under the Securities Act of 1933 as a successor issuer to the Bank, and filed a Form 8-A pursuant to Section 12(g) of the Securities Exchange Act of 1934 for registration of the Company’s common stock under the 1934 Act.

Capitol City Bank & Trust Company is a state banking institution chartered under the laws of the State of Georgia on June 30, 1994. Since opening on October 3, 1994, the Bank has continued a general banking business and presently serves its customers from seven locations: the main office located at 562 Lee Street, S.W., Atlanta, Georgia 30310; and service branches located at 2358 Cascade Road, Atlanta, Georgia 30311; Hartsfield-Jackson International Airport, Atlanta, Georgia; 5674 Memorial Drive, Stone Mountain, Georgia 30083; 301 W. Oglethorpe Boulevard, Albany, Georgia 31707; 339 Martin Luther King, Jr. Blvd., Savannah, Georgia 31401 and 1268 Broad Street, Augusta, Georgia 30901.

The Bank was organized to serve the inner city of Atlanta and its customer base is primarily the African-American community in south and west downtown Atlanta, Georgia.

The Bank operates a full-service banking business and engages in a broad range of commercial banking activities, including accepting customary types of demand and timed deposits, making individual, consumer, commercial, and installment loans, money transfers, safe deposit services, and making investments in U. S. government and municipal services. The Bank also offers trust services.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Our Board of Directors conducts regular meetings, generally on a monthly basis and also conducts some of its business through the committees described below. Our Board of Directors met 11 times during the year, with one meeting having optional attendance. Each director attended at least 75% of the meetings of the full Board and of the committees on which he or she served.

The Board of Directors has established a number of committees to assist it in the discharge of its duties. The following is a description of these Committees:

Executive Committee/Nominating Committee

The executive committee makes and reviews policies and decisions in connection with personnel, compensation, nominations of directors and strategic matters. It also entertains shareholder nominees for directors, although it has no formal written policy for the consideration of such nominees. The Company does not have a separate nomination committee, or a formal process for identifying and evaluating nominees other than the qualification requirements set forth by the Georgia Department of Banking and Finance.

The members of the executive committee are: Leon Goodrum, George Andrews, Marian Jordan, Agnes Harper, William Thomas, Donald Marshall, and Joseph Cochran. Except for Mr. Andrews, the members are independent directors as defined by the National Association of Securities Dealer, Inc. (“NASD”). The executive committee held four meetings during 2004. The procedures to be followed for shareholders for submitting recommendations for nominees for directors are to write to Gladys Richard, P. O. Box 42200, Atlanta, Georgia 30311.

Audit Committee

The Company has a separately-designed standing Audit Committee established in accordance with Section 3(a) 58(A) of the Exchange Act (15 U.S.C. 78c)(a)(58)(A). The members of the Audit Committee are: Directors Jordan (Chairman), Holmes, Harper, Campbell-D’Hue, and Miller.

The Audit Committee does not have a financial expert as defined under section 407 of the Sarbanes-Oxley Act of 2002. The Board of directors has determined by each member of the Audit Committee has a strong financial acumen and therefore can satisfactorily discharge their committee duties and responsibilities to the Board of Directors and the shareholders at this time.

The names of each member of the audit committee are: Marian Jordan, Kaneta Lott, Gloria D’Hue, and Agnes Harper, of which all are independent members, as defined by the NASD. The Board of Directors has not adopted a written charter for the audit committee.

The audit committee met ten times during 2004. The audit committee has the responsibility of reviewing the Company’s financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities and determining that all audits and examinations required by law are performed. The committee recommends to the Board the appointment of the independent auditors for the next fiscal year, reviews and approves the auditor’s audit plans, and reviews with the independent auditors the results of the audit and management’s responses. The audit committee is responsible for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts. The audit committee reports its findings to the Board of Directors.

Audit Committee Report

The audit committee has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2004 with management. The audit committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Codifications of Statements on Auditing Standards, AU § 380), Communications with Audit Committees, as amended. The audit committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as amended, and has discussed with the independent accountants their independence. Based on the review and discussions referred to above, the audit committee recommended to the Board of Directors that the audited financial statements referred to above be included in Capitol City Bancshares, Inc.’s Annual Report on Form 10-KSB for filing with the Securities and Exchange Commission.

Submitted by the members of the Audit Committee: Marian Jordan (Chairman), Robert A. Holmes, Agnes Harper, Dr. Gloria Campbell-D’Hue and George C. Miller, Jr.

Other Committees

The loan committee exercises primary responsibility for the monitoring of the Bank’s lending functions and must approve any loan in excess of the lending officer’s designated lending limits. The assets/liability committee manages the purchase, pricing and timing of the Bank’s assets and liabilities.

DIRECTOR COMPENSATION

Directors of the Company received $350.00 for each Board of Directors meeting attended in 2004.

MARKET FOR THE REGISTRANT’S COMMON STOCK

AND RELATED SECURITY HOLDER MATTERS

The common stock of the Company is not traded in the over-the-counter market or on any stock exchange, nor is the Company’s common stock actively traded. There is thus no established trading market for the Company’s common stock. The Company has maintained records of share prices based on actual transactions when such information has been disclosed by persons either purchasing or selling the Company’s common stock. These records reflect prices for transactions in the Company’s common stock to the best knowledge of management.

The following table reflects the high and low trades of shares of the Company for each quarterly period during the last two years based on such limited available information.

YEAR	HIGH SELLING PRICE	LOW SELLING PRICE
2004
First Quarter	$18.00	$16.00
Second Quarter	$18.00	$18.00
Third Quarter	$18.00	$18.00
Fourth Quarter	$18.00	$18.00

2003
First Quarter	$18.00	$15.00
Second Quarter	$18.00	$15.00
Third Quarter	$18.00	$15.00
Fourth Quarter	$18.00	$15.00

As of March 31, 2005, the Company had approximately 1,170 shareholders of record of the Company’s common stock.

Under the Financial Institutions Code of Georgia, the Bank may from time to time declare and thereupon pay dividends on its outstanding shares in cash, property or its own shares unless, after giving effect to such distribution, the Bank would not be able to pay its debts as they become due in the usual course of business or the Bank would have insufficient cash market value assets to pay liabilities to depositors and other creditors. Moreover, the Bank may declare and pay dividends in cash or property only out of the retained earnings of the Bank, the Bank may not declare and pay dividends at any time the Bank does not have paid-in capital and appropriated retained earnings equal or exceeding 20% of its capital stock, the Bank may not declare and pay dividends in excess of 50% of net profits after taxes for the previous fiscal year without the prior approval of the Georgia Department of Banking and Finance. The Bank is also allowed to declare and pay dividends in authorized but unissued shares of its stock, provided there is transferred to capital stock an amount equal to the value of the shares distributed and provided further that after payment of the dividend the Bank continues to maintain required levels of paid-in capital and appropriated retained earnings. The Company paid dividends in the first quarter of 2005 of $.20 per share.

On February 8, 2005, the Board of Directors of Capitol City Bancshares, Inc. (the “Company”) approved a four-for-one stock split of its common shares. The split entitled each shareholder of record at the close of business on March 1, 2005, to receive four shares for every one share of stock of the Company owned by the shareholder. The stock split will be implemented and the stock distributed in the form of a stock dividend. In connection with the stock split, the Board of Directors approved an Amendment to the Company’s Articles of Incorporation increasing the number of authorized shares of common stock from five million shares to twenty million shares and reducing its par value from $6.00 per share to $1.50 per share. The amendment was adopted without shareholder approval pursuant to Sections 14-2-1002(6) and (7) of the Georgia Business Corporation Code.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Please See Appendix A.

STOCK OWNERSHIP

Principal Shareholders.

As of December 31, 2004, the Company knows of no beneficial owner, other than Mr. Thomas listed below, of more than five percent (5%) of its $1.50 par value common stock, the only class of voting securities of the Company.

The following table sets forth, as of the most recent practicable date, the common stock of the Company beneficially owned by all directors, executive officers, nominee directors and significant employees. All shares and options have been adjusted based on the four-for-one stock split effective March 1, 2005. For purposes of this table, beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership[1]		Percent of Class[2]
George G. Andrews	82,672	[3]	3.88%
Dr. Gloria Campbell-D’Hue	60,200	[4]	2.83%
J. Al Cochran	62,664		2.94%
Leon Goodrum	74,000		3.48%
Agnes H. Harper	62,700	[5]	2.95%
Charles W. Harrison	62,400	[6]	2.93%
Robert A. Holmes	52,000	[7]	2.44%
Moses M. Jones	68,800		3.23%

[1]	Included in the number of shares listed above for each Director, excluding Mr. Andrews, are options granted under the Capitol City Bancshares, Inc. Nonqualified Stock Option Plan to purchase 20,000 shares of common stock at $10.00 per share, expiring on July 13, 2009.

[2]	The ownership percentage is based on 2,128,352 shares of common stock outstanding and does not include currently exercisable options.

[3]	Includes 18,672 shares owned by Mr. Andrews, 16,000 shares held jointly with Mr. Andrews’ spouse, and 40,000 options to purchase common stock granted under the Capitol City Bancshares, Inc. Incentive Stock Option Plan. These 40,000 options are exercisable at $10.00 per share and expire on July 13, 2009. On August 1, 2002, Mr. Andrews was granted options to purchase 8,000 shares of common stock exercisable at $15.00 per share which expire on August 1, 2012.

[4]	Includes 18,200 shares owned by Dr. D’Hue and 22,000 shares owned by her child.

[5]	Includes 6,732 shares held by Mrs. Harper, 31,200 shares held jointly with Mrs. Harper’s spouse, and 4,768 shares held by Mrs. Harper’s spouse.

[6]	Includes 40,000 shares owned by Mr. Harrison, 2,400 shares held by Mr. Harrison’s children.

[7]	Includes 8,000 shares held by Mr. Holmes’ grandchildren.

Marian S. Jordan	61,000	[8]	2.87%
Kaneta R. Lott	68,000	[9]	3.19%
Donald F. Marshall	66,664		3.13%
George C. Miller, Jr.	42,000	[10]	1.97%
Elvin Mitchell, Sr.	81,600	[11]	3.83%
Roy W. Sweat	80,000		3.76%
William Thomas	146,220	[12]	6.87%
Cordy T. Vivian	60,000		2.82%
Executive Officers and Directors as a Group (16 persons)	1,113,920		53.14%

The Company knows of no arrangements, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company.

[8]	Includes 43,200 shares owned by Ms. Jordan, 2,000 shares held jointly with her spouse and 1,000 shares held by Ms. Jordan’s children.

[9]	Includes 20,000 shares held jointly with Dr. Lott’s spouse, 8,000 shares held by Dr. Lott’s children and 20,000 shares held by Childrens Dentistry Profit Sharing Plan.

[10]	Includes 20,000 shares owned by Mr. Miller and 2,000 shares held by Spectrum Consulting Associates, Inc., an affiliated corporation.

[11]	Includes 47,000 shares owned by Mr. Mitchell, 4,000 held by Mr. Mitchell’s spouse, and 600 shares held by Mr. Mitchell’s grandchildren.

[12]	Includes 56,000 shares owned by Mr. Thomas and 70,200 shares held by Thomas Cleaning Service, Inc., an affiliated corporation.

EQUITY COMPENSATION PLANS

As of December 31, 2004

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (c)
Equity compensation plans approved by security holders	110,000	$10.23	49,600
Equity compensation plans not approved by security holders	0	0	0

Total	110,000	$10.23	49,600

EXECUTIVE COMPENSATION

The following table sets forth the aggregate compensation for the Bank’s Chief Executive Officer. No other individual earned in excess of $100,000 in 2004.

SUMMARY COMPENSATION TABLE

						Long Term Compensation
ANNUAL COMPENSATION						AWARDS			PAYOUTS
Name and Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)		Restricted Stock Awards (#)	Securities Underlying Options/SARS (#)		LTIP Payouts ($)	All Other Compensation(1) ($)
George G. Andrews, CEO, President, Director	2004 2003 2002	131,250 125,000 110,000	30,000 19,000 15,000	— — 8,000	(2)	— — —	— — 48,000	(3)	— — —	15,861 12,000 12,000

[1]	Company matching contributions to the Company’s 401(k) Plan on behalf of Mr. Andrews.

[2]	Representing a one-time lifetime membership for Mr. Andrews in a private club.

[3]	Post-split adjusted.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

(Individual Grants)

Name	Year	# of Securities Underlying Option/SAR Grants(1)	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date
CEO - George G. Andrews	2004	0	0	N/A	N/A

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION/SAR VALUES

Name	Shares Acquired on Exercise (#)	Value Realized (#)	Number of Securities Underlying Unexercised Options/SARS at FY-End (Exercisable/ Unexercisable) (#)	Value of Unexercised in-the-money options/SARs at FY-End (Exercisable/ Unexercisable) ($)(2)
CEO-George G. Andrews	—	—	48,000/0	$69,200/0

No stock options were exercised by the listed individuals and there were no outstanding SARs during fiscal year 2004. The Company does not have any Long Term Incentive Plans in effect.

(1)	On July 13, 1999, Mr. Andrews was granted the option to purchase 40,000 shares of common stock at $2.50 per share, expiring on July 13, 2009. On August 1, 2002, Mr. Andrews was granted the option to purchase 8,000 shares of common stock at $3.75 per share, expiring on August 1, 2012. All figures are post-split adjusted.

(2)	The dollar values have been calculated by determining the difference between the estimated fair market value of the Company’s common stock on March 2, 2005 ($4.15) and the exercise prices of the options ($2.50), post-split adjusted.

Executive Employment Agreements.

The Company is not aware of any compensatory plan or arrangement with respect to any individual named in the summary compensation table for the latest fiscal year which will result from the resignation, retirement or other termination of such individual’s employment with the Company or from a change in control of the Company or a change in the individual’s responsibilities following a change in control.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company’s directors and executive officers, and certain business organizations and individuals associated therewith, have been customers of and have had banking transactions with the Company and are expected to continue such relationships in the future. Pursuant to such transactions, the Bank’s directors and executive officers from time to time have borrowed funds from the Bank for various business and personal reasons. Extensions of credit made by the Bank to its directors and executive officers have been made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than a normal risk of collectibility or present other unfavorable features.

LEGAL PROCEEDINGS

The Company is not a party to any pending legal proceeding, other than ordinary routine litigation incidental to the business, with the exception of the following pending actions filed against the Company:

(1) Capital City Bank Group, Inc. has filed an action which is pending in the United States District Court for the Middle District of Georgia, Macon Division, entitled Capital City Bank Group, Inc. v. Capitol City Bank and Trust Company and Capitol City Bancshares, Inc. The lawsuit could result in a large expenditure in attorney fees and costs of litigation. The matter involves a dispute regarding the use of the names of the litigants, and an adverse finding might result in the necessity of changing the name of the Company and/or its subsidiaries.

(2) The Commissioner of Insurance for the State of Georgia has filed an action against multiple defendants, including Capitol City Bank & Trust Company, in the Superior Court of Fulton County, Civil Action Number 2005-CV-98868. The plaintiff seeks to recover from the Bank alleged preferential or fraudulent payments of approximately $400,000 made to the Bank by co-defendant Providers Direct Health Plan of Georgia, Inc. (“PDHP”) prior to PDHP going into receivership. The plaintiff also seeks to recover funds offset by the Bank of debts of PDHP from accounts held by it with the Bank totaling approximately $400,000. The plaintiff further alleges the Bank made fraudulent or negligent misrepresentations to the Department of Insurance regarding the capitalization of PDHP, and seeks to recover the amount of damages resulting from PDHP’s insolvency, estimated in excess of $5,000,000. The Bank disputes these allegations altogether; however, the lawsuit could result in a large expenditure in attorney fees, costs of litigation, and the potential liability for damages as described above.

There are further no “material” pending legal proceedings, other than ordinary routine litigation incidental to the business of the Company, to which the Company or any of its subsidiaries is a party or of which any of their property is subject. Material proceedings are defined as claims for damages where the amount involved, exclusive of interest and cost, exceeds ten percent of the current assets of the Company and its subsidiaries on a consolidated basis.

During the previous five years, no director or executive officer was the subject of a legal proceeding (as defined below) that is material to an evaluation of the ability or integrity of any director or executive officer. A “legal proceeding” includes: (a) any bankruptcy petition filed by or against any business of which such person was a general partner or executive prior to that time; (b) any conviction in a criminal proceeding or subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) any order, judgment, or decree of any court of competent jurisdiction, or any Federal or State authority permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of commodities business, securities or banking activities; and (d) any finding by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission of a violation of a federal or state securities or commodities law (such finding having not been reversed, suspended or vacated).

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES

EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 and regulations of the SEC require our executive officers and directors and persons who beneficially own more than ten percent of any class of our equity securities, as well as certain affiliates of such persons to file initial reports of ownership of any equity securities of Capitol City Bancshares, Inc. and subsequent reports of changes in ownership of such securities with the SEC. Such persons also are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company under Rule 16a-3(d) during 2004 and Form 5 and amendments thereto furnished to the Company during 2004, no person who, at any time during 2004, was a director, officer or beneficial owner of more than 10% of any class of equity securities of the Company failed to file on a timely basis any reports required by Section 16(a) during the 2004 fiscal year or previously.

INDEPENDENT PUBLIC ACCOUNTANT

The firm of Mauldin & Jenkins, LLC, Atlanta, Georgia, has served as our independent accountants each year from 1994 to May 18, 2004, at which time the Audit Committee of the Board of Directors selected Nichols, Cauley & Associates, LLC as the new independent auditors. Our Audit Committee of the Board of Directors has selected Nichols, Cauley & Associates, LLC to serve as our independent accountants for the fiscal year ending December 31, 2005.

During fiscal year 2004 and 2003, the Company retained its principal auditors, Mauldin & Jenkins, LLC, and Nichols, Cauley & Associates, LLC to provide services in the following categories and amounts:

	2004	2003
Audit Fees	$78,239	$70,803
Audit Related Fees (EDP reviews and various research of accounting matters)	$5,656	$4,661
Tax Fees (Completion of corporate tax returns, federal and state and research of related tax issues)	$10,369	$9,186
All other Fees (internal audit procedures)	$13,923	$0

Total	$108,187	$84,650

All audit and non-audit services are pre-approved by the Audit Committee

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE

On May 18, 2004, the Audit Committee of the Board of Directors of Capitol City Bancshares, Inc. notified Mauldin & Jenkins, LLC that it was being dismissed as the independent accountants of the Company. The Audit Committee of the Board of Directors of the Company approved the decision to change auditors. The reports of Mauldin & Jenkins, LLC on the financial statements of the Plan for the fiscal years ended December 31, 2003 and 2002, did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with its audits for the two most recent fiscal years and through May 18, 2004, there were no disagreements with Mauldin & Jenkins, LLC on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreement, if not resolved to the satisfaction of Mauldin & Jenkins, LLC, would have caused them to make reference thereto in their reports on the financial statements for such years. During the two most recent fiscal years and through May 18, 2004, there have been no reportable events (as defined by Regulation S-K Item 304(a)(1)(v)). The Company has provided Mauldin & Jenkins, LLC with a copy of the foregoing disclosure and has requested that Mauldin & Jenkins, LLC furnish it with a letter addressed to the Securities and Exchange Commission (the “SEC”) stating whether or not it agrees with the above statements. Mauldin & Jenkins, LLC did in fact agree with the above statements.

On May 18, 2004, the Audit Committee of the Board of Directors selected Nichols, Cauley & Associates, LLC as the Company’s new independent auditors. Nichols, Cauley &

Associates, LLC has been engaged to audit the Company’s financial statements for the years ended December 31, 2004, 2005 and 2006. Nichols, Cauley & Associates, LLC had not been consulted by the Company during the two most recently completed fiscal years and through May 18, 2004 with regard to either: (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements; and neither a written report was provided to the Company or oral advice was provided that Nichols, Cauley & Associates, LLC concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue, or (b) any matters that were either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K, or a reportable event, as that term is defined in 304(a)(1)(v) of Regulation S-K.

SHAREHOLDER PROPOSALS FOR 2006 MEETING

Shareholder proposals that are intended to be presented at our 2006 Meeting of Shareholders must be received by us no later than February 1, 2006, in order to be included in our proxy statement and related proxy materials for that meeting. Any such proposal must comply with the rules and regulations of the Securities and Exchange Commission.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Shareholders wishing to communicate with the Board of Directors or with a particular director may do so in writing addressed to the Board, or to the particular director, and sending it to the Secretary of the Company at the Company’s principal office at 562 Lee Street, S.W., Atlanta, Georgia 30311.

The Company does not have a formal policy for director attendance at the Company’s annual meeting; however, all directors are encouraged to attend. Thirty-seven percent of the members of the Board of Directors attended last year’s annual meeting.

OTHER MATTERS WHICH MAY COME BEFORE THE ANNUAL MEETING

Our Board of Directors knows of no matters other than those referred to in the accompanying Notice of Annual Meeting of Shareholders which may properly come before the Annual Meeting. However, if any other matter should be properly presented for consideration and voting at the Annual Meeting or any adjournments thereof, it is the intention of the persons named as proxies on the enclosed form of proxy card to vote the shares represented by all valid proxy cards in accordance with their judgment of what is in Capitol City Bancshares’ best interest.

ANNUAL REPORTS

Upon receipt of a written request, we will furnish, without charge, any owner of common stock of the company a copy of its annual report to the Securities and Exchange Commission on Form 10-KSB (the “10-K”) for the fiscal year ended December 31, 2004, including financial statements and the schedules thereto. Copies of exhibits to the 10-K are also available upon specific request and payment of a reasonable charge for reproduction. Such requests should be directed to the Secretary of the Company at the address indicated on the front of the proxy statement.

Appendix A

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND PLAN OF OPERATION

General

The purpose of this discussion is to focus on information about our financial condition and results of operations which are not otherwise apparent from the consolidated financial statements included in this Annual Report. Reference should be made to those statements and the selected financial data presented elsewhere in this report for an understanding of the following discussion and analysis Historical results of operations and any trends which may appear, are not necessarily indicative of the results to be expected in future years

Forward-Looking Statements

This annual report contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies, and our expectations. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on our operations include, but are not limited to, changes in interest rates, general economic conditions, legislation and regulation, monetary and fiscal policies of the U.S. Government including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of our loan or securities portfolio, demand for loan products, deposit flows, competition, demand for financial services in our market area, and accounting principles and guidelines. You should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We will not publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Summary

In 2004 we continued to expand into other markets as our Albany, Georgia and Savannah, Georgia branches continued to grow in deposits and loans. We received all necessary approvals to open a branch in Augusta, Georgia and opened the branch in January 2005.

In 2003, the Company formed Capitol City Bancshares Trust I, a wholly-owned grantor trust to issue trust preferred securities in a private placement offering. The trust has invested the $3.4 million proceeds of the trust preferred securities in subordinated debentures of Capitol City Bancshares, Inc. The sole assets of the trust are the subordinated debentures of the Company.

During 2004, we continued to experience strong growth in total assets, total interest-earning assets, total loans and total deposits. As of December 31, 2004, we reported total assets of $190.7 million, an increase of 39.1% over 2003. Total interest-earning assets and total deposits increased by $51.2 million, or 39.9% and $55.0 million, or 46.4%, respectively, as of December 31, 2004. Total loans, net, increased by $46.2 million, or 50.3%, as compared to the same period in 2003. Net income for the year ended December 31, 2004 increase by $830,000 as compared to the year ended December 31, 2003.

Critical Accounting Policies

We have established policies to govern the application of accounting principles in the preparation of our financial statements. Our significant accounting policies are described in the Note 1 to the Consolidated Financial Statements. Certain accounting policies involve assumptions and decisions by management which may have a material impact on the carrying value of certain assets and liabilities, and the results of our operations. We consider these accounting policies to be our critical accounting policies. The assumptions and decisions used by management are based on historical data and other factors which are believed to be reasonable considering the circumstances.

Allowance for Loan Losses

We believe the allowance for loan losses is a critical accounting policy that requires the most significant decisions and estimates used in the preparation of our consolidated financial statements. The allowance for loan losses represents management’s estimate of probable loan losses inherent in the loan portfolio.

The allowance is an amount that management believes will be adequate to absorb estimated losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio, based on an evaluation of the collectibility of existing loans sad prior loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, concentrations and current economic conditions that may affect the borrower’s ability to pay. This evaluation does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions.

A substantial portion of our loan portfolio is secured by commercial real estate and residential real estate, with a concentration in church loans. Those loans are secured by real estate in our primary market areas. The ultimate collectibility of a substantial portion of our loan portfolio is susceptible to changes to market conditions in our primary market areas.

Liquidity and Capital Resources

Liquidity management involves the matching of the cash flow requirements of customers who may be either depositors desiring to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs and our ability to meet those needs. We seek to meet liquidity requirements primarily through management of federal funds sold, securities available for sale, FHLB advances, monthly amortizing loans, and the repayment of maturing single payment loans. We also maintain relationships with correspondent banks which can provide funds on short notice.

Our liquidity and capital resources are monitored on a periodic basis by management and state and federal regulatory authorities. At December 31, 2004, our liquidity ratio was considered satisfactory. We review liquidity on a periodic basis to monitor and adjust liquidity as necessary. We have the ability to adjust liquidity by selling securities available for sale, selling participations in loans and accessing available funds through various borrowing arrangements with correspondent banks.

At December 31, 2004, our capital to asset ratios were considered well-capitalized based on guidelines established by regulatory authorities. During 2004, our total equity increased by $1.3 million. This increase consists of net income of $1.8 million, offset by a decrease in unrealized gains on securities available for sale, net of tax, of $303,000 and dividends paid of $106,000. At December 31, 2004, our total capital amounted to approximately $11.9 million.

The primary source of funds available to the holding company is the payment of dividends by our subsidiaries. Banking regulations limit the amount of the dividends that may be paid by our bank subsidiary without prior approval of the Bank’s regulatory agency. Currently, approximately $1.0 million can be paid by the Bank to the holding company without regulatory approval. The payment of dividends will be decided by the Board of Directors based on factors available to them at that time.

Banking regulations require us to maintain minimum capital levels in relation to assets. At December 31, 2004, the Bank’s capital ratios were considered well capitalized based on regulatory capital requirements. The minimum capital requirements to be considered well capitalized and the Bank’s actual capital ratios as of December 31, 2004 are as follows:

	Company	Bank	Regulatory Requirements
Leverage capital ratio	8.54%	8.64%	5.00%
Risk-based capital ratios:
Tier 1 capital	8.80%	8.91%	6.00%
Total capital	10.08%	10.19%	10.00%

We are not aware of any other known trends, events, or uncertainties that will have or that are reasonably likely to have a material effect or our liquidity, capital resources, or operations. We are also not aware of any current recommendations by the regulatory authorities which, if they were implemented, would have such an effect.

Contractual Obligations and Off-Balance Sheet Commitments

The Bank, in the normal course of business, commits to extend credit in the form of letters of credit and lines of credit. The amount of outstanding loan commitments and letters of credit at December 31, 2004 and 2003 were $17.0 million and $11.1 million, respectively. Commitments to extend credit generally have fixed expiration dates or other termination provisions and may require payment of a fee. Since many of the commitments expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

The following tables present the Company’s contractual obligations and commitments as of December 31, 2004.

	Payments Due After December 31, 2004
	Total	1 Year or Less	1-3 Years	4-5 Years	After 5 Years
	(Dollars in Thousands)
Note payable	$657	$—	$131	$131	$395
Company guaranteed trust-preferred securities	3,403	—	—	3,403	—

Total contractual cash obligations	$4,060	$—	$131	$3,534	$395

We did not have any material commitments for capital expenditures at December 31, 2004.

	Amount of Commitment Expiration per Period
	(Dollars in Thousands)
	Total Amounts Committed	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years
Other Contractual Commitments
Commitments to extend credit	$15,004	$10,196	$4,808	$—	$—
Customer letters of credit	1,982	583	—	1,399	—

Total commitments	$16,986	$10,779	$4,808	$1,399	$—

Effects of Inflation

The impact of inflation on banks differs from its impact on non-financial institutions. Banks, as financial intermediaries, have assets which are primarily monetary in nature and which tend to fluctuate in concert with inflation. A bank can reduce the impact of inflation if it can manage its rate sensitivity gap. This gap represents the difference between rate sensitive assets and rate sensitive liabilities. We, through our asset-liability committee, attempt to structure the assets and liabilities and manage the rate sensitivity gap, thereby seeking to minimize the potential effects of inflation. For information on the management of our interest rate sensitive assets and liabilities, see the “Asset/Liability Management” section.

BALANCE SHEETS

Total assets increased approximately $53.6 million or 39.1% from 2003 to 2004 compared to an increase of $26.9 million for the year ended December 31, 2003. The most significant increase was in total loans, net, which increased by $46.2 million. Securities available for sale increased in 2004 by $2.1 million. Our loan to deposit ratio was 80.7% at December 31, 2004 compared to 78.8% at December 31, 2003. Premises and equipment increased by $838,000 for the year ended December 31, 2004. The majority of this increase reflects the costs incurred in acquisition and remodeling of the Augusta, Georgia branch.

The increase in assets was funded primarily by an increase in deposits of $55.0 million or 46.4% as compared to a $21.0 million increase in 2003. The net increase was made up of an increase in interest-bearing deposits of $52.5 million and an increase in noninterest-bearing deposits of $2.5 million. Time deposits of $100,000 or more increased during this same time period by $1.3 million, to $34.0 million. Noninterest-bearing deposits accounted for 15.0% and 19.9% of total deposits at December 31, 2004 and 2003, respectively. The significance of a high ratio of noninterest-bearing deposits to total deposits is a higher net interest spread and net interest margin.

Average total assets increased $35.5 million from 2003 to 2004. Average interest-earning assets increased $33.5 million from 2003 to 2004, including an increase in average loans of $34.1 million. Average interest-bearing liabilities increased during the same period by $31.9 million from $88.8 to $120.7 million. These increases in average balances for the year ended December 31, 2004 reflect steady and consistent growth during the year. The increase in average total assets and loans for the year reflect increases of 28.8% and 42.9%, respectively. Comparison of average balances indicates a pattern of sustained growth for the year.

The specific economic and credit risks associated with our loan portfolio, especially the real estate portfolio, continue to include, but are not limited to, a general downturn in the economy which could affect unemployment rates in our market area, general real estate market deterioration, interest rate fluctuations, deteriorated or non-existing collateral, title defects, inaccurate appraisals, financial deterioration of borrowers, fraud, and any violation of banking protection laws. Construction lending can also present other specific risks to the lender such as whether developers can find builders to buy lots for home construction, whether the builders can obtain financing for the construction, whether the builders can sell the home to a buyer, and whether the buyer can obtain permanent financing. Currently, real estate values in our market area are stable, although the overall economy in the United States has been on the decline. We are asset sensitive, which should have a positive impact on net income. Unemployment trends and the overall economy have not shown any indication of significant improvement in our market areas, and we have experienced increasing volumes of nonaccrual, classified and past due loans.

We constantly attempt to reduce economic and credit risks not only by adherence to loan to value guidelines, but also by investigating the creditworthiness of our borrowers and monitoring the borrower’s financial position. Also, we periodically review our lending policies and procedures to insure that we are complying with external rules and regulations as well as internal expectations. State banking regulations limit exposure by prohibiting secured loan relationships that exceed 25% of our statutory capital and unsecured loan relationships that exceed 15% of statutory capital.

RESULTS OF OPERATIONS

Our profitability is determined by our ability to effectively manage interest income and expense, to minimize loan and securities losses, to generate noninterest income, and to control noninterest expense. Because interest rates are determined by market forces and economic conditions beyond our control, the ability to generate net interest income is dependent upon our ability to obtain an adequate spread between the rate earned on interest-earning assets and the rate paid on interest-bearing liabilities. Thus, the key performance measure for net interest income is the interest margin or net yield, which is net interest income divided by total average interest-earning assets. Interest-earning assets consist of interest-bearing deposits in banks, loans, securities, and federal funds sold. Interest-bearing liabilities consist of interest-bearing deposits, note payable, securities sold under repurchase agreements and trust preferred securities.

The yield on interest-earning assets increased by 32 basis points to 7.03% in 2004, as compared to 6.71% in 2003. The net yield on average interest-earning assets increased 28 basis points to 4.75% during 2004 from 4.47% during 2003. The yield on interest-bearing liabilities decreased 8 basis points to 2.78% in 2004 compared to 2.86% in 2003. The increase in the yield on interest-earning assets and the net yield on average interest-earning assets is primarily the result of the increase in average loans, which increased $34.1 million. Average loans represented 77.4% and 70.2% of total interest-earning assets at December 31, 2004 and 2003, respectively. Due to the increase in volume in interest-earning assets, we were able to increase our net interest income for the year ended December 31, 2004 as compared to the same period in 2003. The net effect on net interest income was an increase of $1.9 million, or 37.7% as compared to 2003.

The allowance for loan losses represents an allowance for potential losses in the loan portfolio. The provision for loan losses is a charge to operations which we determine is necessary to adequately fund the allowance for loan losses. The allowance is based on a number of factors including the growth of the loan portfolio, net charge-offs incurred, past experience, and our review and evaluation of potential losses in the loan portfolio. The provision for loan losses decreased for the year ended December 31, 2004 from $947,000 to $604,000, or by $343,000. The decrease in the provision for loan losses is due to the decrease in classified loans and a decrease in loan charge offs.

Total loan charge-offs decreased by 55.2% from $433,000 in 2003 to $194,000 for the year ended 2004, and recoveries decreased from $128,000 to $75,000, resulting in net charge-offs of $119,000 and $305,000 for the years ended December 31, 2004 and 2003, respectively. The decrease in net charge-offs of $186,000 resulted in a net charge-off to average loans ratio of 0.10% in 2004 as compared to 0.38% in 2003.

Our allowance for loan loss was $2.2 million at December 31, 2004 compared to $1.7 million at December 31, 2003. The allowance as a percentage of total loans decreased to 1.56% in 2004 as compared to 1.82% in 2003. As of December 31, 2004, there were $5.0 million of impaired loans as compared to $2.9 million in 2003. Impaired loans consist of non-accrual loans and we have determined that a valuation allowance of approximately $1.2 million is required for these loans. Due to collateral values on the underlying collateral, we do not anticipate significant additional losses related to identified impaired loans. Past due loans greater than 90 days and still accruing interest decreased at December 31, 2004 as compared to 2003, from $419,000 to $5,000. Considering all these circumstances and the provisions for loan losses recognized in 2004, we believe that the allowance for loan losses is adequate to cover any potential losses in the loan portfolio at December 31, 2004.

Other income increased $161,000 or 6.8% in 2004 compared to an increase of $422,000 in 2003. These increases continue to consist primarily of increases in service charges on deposit accounts which increased by $90,000 and $359,000, respectively. Service charges on deposit accounts include monthly service charges on transaction accounts, insufficient funds charges, and other miscellaneous maintenance fees. Approximately 73% and 74% of the service charge income is generated from insufficient funds charges for the years ended December 31, 2004 and 2003, respectively. Mortgage origination income increased by $9,000 in 2004 as our mortgage company completed its second full year of operations. We anticipate mortgage origination income to continue to increase as long as the mortgage rates remain at the current level. As mortgage rates increase, we will begin to see mortgage origination income decline.

Other expenses increased $988,000 or 18.4% during 2004 compared to $838,000 in 2003. The increase is due partially to an increase in salaries and employee benefits of $363,000. The increase in salaries and employee benefits is due to increases in the number of employees, cost of benefits, and annual salary increases. The number of employees increased in 2004 to 65 from 60. Other operating expenses increased $511,000 in 2004 as compared to $385,000 in 2003. We continue to be a high volume, consumer oriented bank. This strategy continues to be beneficial to us in many ways; however, with high volume comes increased expenses, costs and operating losses. We closely monitor these activities and the related costs. The most significant increases in other expenses was an increase of $82,000 in advertising expenses and computer expenses which increased by $66,000 for the year ended December 31, 2004. Legal expenses of $165,000 included expenses incurred related to litigation involving a dispute with another financial institution over the legal name of our bank subsidiary. We believe that this matter will be resolved in the near term and any future expenses will not be significant.

During 2004, we recognized income tax expense of $771,000 compared to $177,000 in 2003. The effective tax rate was 31% and 16% for the years ended December 31, 2004 and 2003, respectively. We continue to invest in tax-free securities as a means of minimizing our tax expense. In addition, the Company benefited by retraining credits that reduced state tax expenses for 2003.

SELECTED FINANCIAL INFORMATION AND STATISTICAL DATA

The tables and schedules on the following pages set forth certain significant financial information and statistical data with respect to: the distribution of assets, liabilities and stockholders’ equity; interest rates and interest differentials; interest rate sensitivity gap ratios; the security portfolio; the loan portfolio, including types of loans, maturities and sensitivities to changes in interest rates and risk elements; summary of the loan loss experience and allowance for loan losses; types of deposits; and the return on equity and assets.

Average Balances

The condensed average balance sheets for the periods included are presented below.(1)

	Years Ended December 31,
	2004	2003
	(Dollars in Thousands)
ASSETS
Cash and due from banks	$4,726	$4,169
Taxable securities	17,568	18,007
Nontaxable securities	13,112	13,009
Unrealized gains on securities available for sale	526	922
Federal funds sold	2,513	2,771
Loans (2)(3)	113,568	79,500
Allowance for loan losses	(1,600)	(958)
Other assets	8,528	6,015

	$158,941	$123,435

Total interest-earning assets	$146,761	$113,287

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$25,460	$23,502
Interest-bearing demand and savings	34,780	25,292
Time	80,682	58,732

Total deposits	140,922	107,526
Note payable	514	341
Securities sold under repurchase agreements	1,289	1,928
Company guaranteed trust preferred securities	3,403	2,522
Other liabilities	1,333	938

Total liabilities	147,461	113,255

Stockholders’ equity (4)	11,480	10,180

	$158,941	$123,435

Total interest-bearing liabilities	$120,668	$88,815

(1)	Average balances were determined using the daily average balances.

(2)	Nonaccrual loans of $3.2 million and $982,000 are included in the average balances of loans for 2004 and 2003, respectively.

(3)	Loans are net of deferred loan fees and unearned interest.

(4)	Includes net unrealized gains on securities available for sale, net of tax.

Interest Income and Interest Expense

The following table sets forth the amount of our interest income or interest expense for each category of interest-earning assets and interest-bearing liabilities and the average interest rate for total interest-earning assets and total interest-bearing liabilities, net interest spread and net yield on average interest-earning assets.

	Years Ended December 31,
	2004		2003
	Interest	Average Rate	Interest	Average Rate
	(Dollars in Thousands)
INTEREST INCOME:
Interest on loans(1)	$9,133	8.04%	$6,427	8.08%
Interest on taxable securities	638	3.63	626	3.47
Interest on nontaxable securities(2)	516	3.94	526	4.04
Interest on federal funds sold	34	1.35	27	1.00

Total interest income	$10,321	7.03	$7,606	6.71

INTEREST EXPENSE:
Interest on interest-bearing demand and savings deposits	693	1.99%	513	2.03%
Interest on time deposits	2,449	3.03	1,873	3.19
Interest on notes payable	21	4.08	12	3.51
Interest on securities sold under repurchase agreements	21	1.63	25	1.30
Interest on company guaranteed trust preferred securities	167	4.90	121	4.80

Total interest expense	$3,351	2.78	$2,544	2.86

NET INTEREST INCOME	$6,970		$5,062

Net interest spread		4.25%		3.85%

Net yield on average interest-earning assets		4.75%		4.47%

(1)	Interest on loans includes approximately $1.2 million and $760,000 of loan fee income for the years ended December 31, 2004 and 2003, respectively.

(2)	Yields on nontaxable securities are not presented on a tax-equivalent basis.

Rate and Volume Analysis

The following table describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected our interest income and expense during the year indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) change in volume (change in volume multiplied by old rate); (2) change in rate (change in rate multiplied by old volume); and (3) a combination of change in rate and change in volume. The changes in interest income and interest expense attributable to both volume and rate have been allocated proportionately to the change due to volume and the change due to rate.

	2004 vs. 2003 Changes Due To:
	Rate	Volume	Increase (Decrease)
	(Dollars in Thousands)
Increase (decrease) in:
Interest on loans	$(32)	$2,738	$2,706
Interest on taxable securities	28	(16)	12
Interest on nontaxable securities	(14)	4	(10)
Interest on federal funds sold	10	(3)	7

Total interest income	(8)	2,723	2,715

Interest on interest-bearing demand and savings deposits	(10)	190	180
Interest on time deposits	(98)	674	576
Interest on note payable	2	7	9
Interest on securities sold under repurchase agreements	6	(10)	(4)
Interest on company guaranteed trust preferred securities	3	43	46

Total interest expense	(97)	904	807

Net interest income	$89	$1,819	$1,908

Asset/Liability Management

Our objective is to manage assets and liabilities to provide a satisfactory, consistent level of profitability within the framework of established cash, loan, investment, and capital policies. Certain officers are charged with the responsibility for monitoring policies and procedures that are designed to ensure acceptable composition of the asset/liability mix. It is the overall philosophy of management to support asset growth primarily through growth of core deposits of all categories deposited by individuals and corporations in our primary market area.

Our asset/liability mix is monitored on a regular basis. The objective of this policy is to monitor interest rate sensitive assets and liabilities so as to minimize the impact of substantial movements in interest rates on earnings. An asset or liability is considered to be interest rate-sensitive if it will reprice or mature within the time period analyzed, usually one year or less. The interest rate-sensitivity gap is the difference between the interest-earning assets and interest-bearing liabilities scheduled to mature or reprice within such time period. A gap is considered positive when the amount of interest rate-sensitive assets exceeds the amount of interest rate-sensitive liabilities. A gap is considered negative when the amount of interest rate-sensitive liabilities exceeds the interest rate-sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income. If our assets and liabilities were equally flexible and move concurrently, the impact of any increase or decrease in interest rates on net interest income would be minimal.

A simple interest rate “gap” analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates. Accordingly, we also evaluate how the repayment of particular assets and liabilities is impacted by changes in interest rates.

Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market rates, while interest rates on other types may lag behind changes in general market rates. In addition, certain assets, such as adjustable rate mortgage loans, have features (generally referred to as “interest rate caps and floors”) which limit the amount of changes in interest rates. Prepayment and early withdrawal levels also could deviate significantly from those assumed in calculating the interest rate gap. The ability of many borrowers to service their debts also may decrease during periods of rising interest rates.

Changes in interest rates also affect our liquidity position. We currently price deposits in response to market rates and it is our intention to continue this policy. If deposits are not priced in response to market rates, a loss of deposits could occur which would negatively affect our liquidity position.

At December 31, 2004, our cumulative one year interest rate sensitivity gap ratio was 123%. The Company’s targeted ratio is 80% to 120% in this time horizon. This indicates that our interest-earning assets will reprice during this period at a rate faster than our interest-bearing liabilities.

The following table sets forth the distribution of the repricing of our interest-earning assets and interest-bearing liabilities as of December 31, 2004, as well as the interest rate sensitivity gap (i.e., interest rate sensitive assets less interest rate sensitive liabilities), the cumulative interest rate sensitivity gap, the interest rate sensitivity gap ratio (i.e., interest rate sensitive assets divided by interest rate sensitive liabilities) and the cumulative interest rate sensitivity gap ratio, The table also sets forth the time periods in which interest-earning assets and interest-bearing liabilities will mature or may reprice in accordance with their contractual terms. However, the table does not necessarily indicate the impact of general interest rate movements on the net interest margin since the repricing of various categories of assets and liabilities is subject to competitive pressures and the needs of our customers. In addition, various assets and liabilities indicated as repricing within the same period may in fact reprice at different times within such period and at different rates.

	Within Three Months	After Three Months But Within One Year	After One Year But Within Five Years	After Five Years	Total
		(Dollars in Thousands)
Interest-earning assets:
Interest-bearing deposits	$97	$—	$—	$—	$97
Federal funds sold	4,056	—	—	—	4,056
Securities	2,540	168	23,450	8,822	34,980
Loans	92,933	7,822	33,196	6,204	140,155

	$99,626	$7,990	$56,646	$15,026	$179,288

Interest-bearing liabilities:
Interest-bearing demand deposits and savings	39,273	—	—	—	39,273
Certificates, less than $100,000	8,239	16,327	49,732	—	74,298
Certificates, $100,000 and over	10,697	13,213	10,054	—	33,964
Note payable	—	—	262	395	657
Company guaranteed trust preferred securities	—	—	3,403	—	3,403

	$58,209	$29,540	$63,451	$395	$151,595

Interest rate sensitivity gap	$41,417	$(21,550)	$(6,805)	$14,631

Cumulative interest rate sensitivity gap	$41,417	$19,867	$13,062	$27,693

Interest rate sensitivity gap ratio	1.71	0.27	0.89	38.04

Cumulative interest rate sensitivity gap ratio	1.71	1.23	1.09	1.18

The table above indicates that we are 1 basis point below our minimal target for the one year time frame, and liability sensitive. The effect on us of being liability sensitive is that in a rising interest earning environment, the interest-bearing assets will reprice slower than interest-bearing liabilities, therefore having a negative effect on net interest income. In a decreasing interest rate environment, a liability sensitive position would positively affect net interest income.

We have included all interest-bearing demand deposits and savings deposits in the three month maturity category. These deposits can be withdrawn immediately and reprice immediately. However, based on our experience, the majority of these deposits are expected to remain in the Bank regardless of interest rate movements.

We actively manage the mix of asset and liability maturities to control the effects of changes in the general level of interest rates on net interest income. Except for its effect on the general level of interest rates, inflation does not have a material impact on us due to the rate variability and short-term maturities of our earning assets. In particular, approximately 65% of the loan portfolio is comprised of loans that mature or reprice within one year.

SECURITIES PORTFOLIO

Types of Securities

The carrying value of securities at the dates indicated are summarized as follows:

	December 31,
	2004	2003
	(Dollars in Thousands)
U.S. Government and federal agencies	$18,673	$14,501
State and municipal securities	12,831	14,283
Other securities	3,475	3,893

	$34,979	$32,677

Maturities

The amounts of debt securities in each category as of December 31, 2004 are shown in the following table according to contractual maturity classifications (1) one year or less, (2) after one through five years, (3) after five through ten years and (4) greater than ten years.

	U.S. Government and federal agencies		State and Municipal Securities		Other Securities
	Amount	Yield(1)	Amount	Yield(1)(2)	Amount	Yield
	(Dollars in Thousands)
One year or less	$670	2.86%	$701	5.51%	$—	—%
After one through five years	16,979	3.36	7,578	5.41	3,151	6.54
After five through ten years	—	—	4,552	5.54	—	—
Greater than ten years	1,024	4.74	—	—	—	—

	$18,673	3.42%	$12,831	5.46%	$3,151	6.54%

(1)	Yields were computed using coupon interest, adding discount accretion or subtracting premium amortization, as appropriate, on a ratable basis over the life of each security.

(2)	Yields on state and municipal securities are not stated on a tax-equivalent basis.

For the purpose of the maturity table, mortgage-backed securities, which are not due at a single maturity date, have been allocated over maturity groupings based on the weighted-average contractual maturities of underlying collateral. The mortgage-backed securities may mature earlier than their weighted-average contractual maturities because of principal prepayments.

LOAN PORTFOLIO

Types of Loans

The amount of total loans outstanding at the indicated dates is shown in the following table according to type of loans.

	December 31,
	2004	2003
	(Dollars in Thousands)
Commercial	$27,482	$21,454
Real estate-construction	1,372	3,214
Real estate-mortgage	103,817	62,808
Consumer	8,270	6,237
Other	—	360

	$140,941	$94,073

Maturities and Sensitivities to Changes in Interest Rates

Total loans as of December 31, 2004 are shown in the following table according to maturity classifications (1) one year or less (2) after one through five years and (3) after five years.

Dollars in Thousands
One year or less	$40,648
After one through five years	88,790
After five years	11,503

$140,941

Records were not available to present the above information by each type of loan listed above and could not be reconstructed without undue burden and cost.

The following table summarizes loans at December 31, 2004 with due dates after one year which have predetermined interest rates or floating or adjustable interest rates.

Dollars in Thousands
Predetermined interest rates	$36,826
Floating or adjustable interest rates	63,467

$100,293

Risk Elements

The following table presents, at the dates indicated, the aggregate of nonperforming loans for the categories indicated.

	December 31,
	2004	2003
	(Dollars in Thousands)
Loans accounted for on a nonaccrual basis	$5,013	$2,890
Installment loans and term loans contractually past due ninety days or more as to interest or principal payments and still accruing	5	419
Loans, the terms of which have been renegotiated to provide a reduction or deferral of interest or principal because of deterioration in the financial position of the borrower	—	—
Loans now current about which there are serious doubts as to the ability of the borrower to comply with present loan repayment terms	—	—

A loan is placed on nonaccrual status when, in management’s judgment, the collection of interest income appears doubtful. Interest on loans that are classified as nonaccrual is recognized when received. In some cases, where borrowers are experiencing financial difficulties, loans may be restructured to provide terms significantly different from the original contractual terms.

The reduction in interest income associated with nonaccrual loans as of December 31, 2004 is as follows:

Interest income that would have been recorded on nonaccrual loans under original terms	$133,663
Interest income that was recorded on nonaccrual loans	$21,325

In the opinion of management, any loans classified by regulatory authorities as doubtful, substandard or special mention that have not been disclosed above do not (i) represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity, or capital resources, or (ii) represent material credits about which management is aware of any information which causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms. Any loans classified by regulatory authorities as loss have been charged off.

SUMMARY OF LOAN LOSS EXPERIENCE

The provision for loan losses is created by direct charges to operations. Losses on loans are charged against the allowance in the period in which such loans, in management’s opinion, become uncollectible. Recoveries during the period are credited to this allowance. The factors that influence management’s judgment in determining the amount charged to operating expense are: composition of the loan portfolio, evaluation of possible future losses, current economic conditions, past experience, and other relevant factors. The allowance for loan losses is reviewed periodically based on management’s evaluation of current risk characteristics of the loan portfolio, as well as the impact of prevailing and expected economic business conditions. Management considers the allowance for loan losses adequate to cover possible loan losses on the loans outstanding.

Management has not allocated the allowance for loan losses to specific categories of loans; therefore, no allocations are presented.

The following table summarizes average loan balances for each year determined using the daily average balances during the year; changes in the allowance for loan losses arising from loans charged off;, additions to the allowance which have been charged to operating expense; and the ratio of net charge-offs during the year to average loans.

	Years Ended December 31,
	2004	2003
	(Dollars in Thousands)
Average balance of loans outstanding	$113,568	$79,500

Balance of allowance for loan losses at beginning of year	1,701	1,059

Charge-offs:
Installment	(159)	(160)
Commercial	(7)	(169)
Real estate	(28)	(104)

	(194)	(433)

Recoveries:
Installment	50	68
Commercial	8	18
Real estate	17	42

	75	128

Net charge-offs	(119)	(305)

Addition to allowance charged to operating expenses	604	947

Balance of allowance for loan losses	$2,186	$1,701

Ratio of net loan charge-offs to average loans	0.10%	0.38%

DEPOSITS

Average amount of deposits and average rate paid thereon, classified as to noninterest-bearing demand deposits, interest-bearing demand and savings deposits and time deposits, for the year indicated is presented below.

	Years Ended December 31,
	2004		2003
	Amount	Rate	Amount	Rate
	(Dollars in Thousands)
Noninterest-bearing demand	$25,460	—%	$23,502	—%
Interest-bearing demand and savings	34,780	1.99	25,292	2.03
Time deposits	80,682	3.03	58,732	3.19

Total	$140,922	2.72	$107,526	2.84

The following table presents the maturities of time deposits of $100,000 or more as of December 31, 2004 for the periods indicated.

(Dollars in Thousands)
Three months or less	$10,697
Over three through twelve months	13,213
Over twelve months	10,054

Total	$33,964

RETURN ON EQUITY AND ASSETS

The following table shows return on assets, return on equity, dividend payout ratio and stockholders’ equity to assets ratio for the years indicated.

	Year Ended December 31,
	2004	2003
Return on assets (1)	1.10%	.75%
Return on equity (2)	15.27	9.07
Dividend payout (3)	6.10	9.30
Equity to assets (4)	7.22	8.25

(1)	Net income divided by average total assets.

(2)	Net income divided by average equity.

(3)	Dividends declared per share of common stock divided by basic earnings per share.

(4)	Average equity divided by average total assets.

CAPITOL CITY BANCSHARES, INC. 562 Lee Street, S.W. Atlanta, Georgia 30311

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders and Proxy Statement and does hereby appoint George G. Andrews and Leon Goodrum and each of them, with full powers of substitution, as proxies of the undersigned, to represent the undersigned and to vote all shares of CAPITOL CITY BANCSHARES, INC. common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Capitol City Bancshares, Inc. to be held June 28, 2005, at 5:00 p.m. local time, at 562 Lee Street, S.W., Atlanta, Georgia, and at any adjournment or postponement thereof, with all the powers (other than the power to revoke the proxy or vote in a manner not authorized by the exceeded form of proxy) which the undersigned would have if personally present at such meeting, to act in their discretion upon any other matter or matters which may properly be brought before the meeting, and to appear and vote all the share of common stock which the undersigned may be entitled to vote.

PROPOSAL 1: To elect the sixteen nominees listed below to serve as directors for the following year:

FOR all nominees listed below WITHHOLD AUTHORITY to (except as marked to the contrary below), vote for all nominees listed below.

George G. Andrews Marian S. Jordan Dr. Gloria Campbell-D’Hue Kaneta R. Lott J. Al Cochran Donald F. Marshall Leon Goodrum George C. Miller, Jr. Agnes H. Harper Elvin Mitchell, Sr.

Charles W. Harrison Roy W. Sweat Robert A. Holmes William Thomas Moses M. Jones Cordy T. Vivian

INSTRUCTIONS: To withhold your vote for any individual nominee, strike a line through the nominee’s name in the list above.

(Continued on Reverse Side)

UNLESS OTHERWISE MARKED, THIS PROXY WILL BE VOTED AS IF MARKED FOR ALL NOMINEES LISTED ABOVE.

The Board of Directors recommends a vote FOR the election of the above nominees to the Board of Directors.

Please sign below, date and return promptly in the enclosed, self-addressed stamped envelope. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the signatory is a corporation, please sign the full corporate name by an authorized officer.

DATE: , 2005

INDIVIDUALS: ENTITIES: (Please Print)

Name (Please print) By:

Signature Signature

Name of Joint Tenant or Tenant-In- Position Common if any (Please Print)

Signature of Joint Tenant or Tenant- In-Common, if any